Exhibit 10.1

PROMISSORY NOTE

$2,890,037.09	Dated: November 1, 2002 Seattle, Washington

        FOR VALUE RECEIVED, the undersigned, TULLY'S COFFEE CORPORATION, a Washington corporation ("Maker"), hereby promises to pay to the order of KENT CENTRAL, L.L.C., a Washington limited liability company ("Holder"), 1001 Fourth Avenue, Suite 4700, Seattle, Washington 98154, or at such other place as the Holder may from time to time designate in writing, the principal sum of TWO MILLION EIGHT HUNDRED NINETY THOUSAND THIRTY SEVEN AND 09/100 DOLLARS ($2,890,037.09), or so much as may be outstanding hereunder (herein called the "Principal Balance"), with interest on the unpaid Principal Balance, until paid in full, at the rates per annum hereinafter specified.

        This Note shall be payable as follows:

        (a)  Commencing on or about (but not prior to) the last Business Day of November, 2002, and on or about (but not prior to) the last Business Day of each calendar month thereafter until this Note is paid in full, Holder shall send to Maker a statement identifying all interest which has accrued under this Note for the previous month and the applicable rate or rates at which such interest has accrued (each such statement being referred to herein as an "Interest Statement"). The Interest Statement shall be sent via facsimile and/or email to Kristopher S. Galvin, Chief Financial Officer, Tully's Coffee Corporation, 3100 Airport Way South, Seattle, WA 98134; Facsimile No.: (206) 233-2075; Email address: Kris.Galvin@Tullys.com, and shall be deemed received when an electronic confirmation is received by Holder's facsimile machine or computer. Maker may change the person, address, facsimile number and/or email address by giving Holder, at the address set forth above for Holder, Attn: Larry R. Benaroya and Attn: Marc G. Nemirow, written notice of such change(s) at least five (5) business days prior to earliest date on which Holder may give its next statement of accrued interest. Within three (3) Business Days of receiving each Interest Statement, Maker shall pay Holder all interest which has accrued under this Note for the previous month. As used herein, the term "Business Day" shall mean a day on which banks are open for business in Seattle, Washington. Any monthly interest which is not paid by the third (3rd) Business Day following Maker's receipt of an Interest Statement shall be compounded by adding said interest to the Principal Balance of this Note as of the first (1st) day of the month in which Maker received the Interest Statement and thereafter such increased principal balance shall bear interest at the Note Rate or the Default Rate (defined below), as applicable; provided, however, that the compounding of interest provided for herein shall not be interpreted as permitting Maker to not make a monthly payment, i.e., it is an Event of Default if Maker does not make a monthly payment on or before the third (3rd) Business Day following Maker's receipt of an Interest Statement. Notwithstanding anything to the contrary contained herein, (a) if Maker obtains any equity after the date hereof but before November 1, 2003, by way of (A) the sale of stock, common or preferred, in Maker or any affiliate of Maker, or (B) the sale of any rights to acquire stock, common or preferred, in Maker or any affiliate of Maker, Maker shall pay all of the cash proceeds from such sale(s), after deducting cash costs of such sale(s), to Holder until the outstanding Principal Balance of this Note has been paid down to an amount that is no greater than EIGHT HUNDRED NINETY THOUSAND THIRTY SEVEN AND 09/100 DOLLARS ($890,037.09), which shall thereafter be the maximum amount which Maker shall be entitled to borrow hereunder, and, in any event, on or before November 1, 2003, Maker shall have paid down the outstanding Principal Balance of this Note to an amount that is no greater than EIGHT HUNDRED NINETY THOUSAND THIRTY SEVEN AND 09/100 DOLLARS ($890,037.09), which shall thereafter be the maximum amount which Maker shall be entitled to borrow hereunder, and (b) the entire unpaid Principal Balance plus any accrued interest which remains unpaid under this Note shall be paid in full in the form of a final balloon payment on April 29, 2005 (the "Maturity Date"). All scheduled payments shall, in the absence of a default by Maker under this Note, be applied first to interest due, and any balance shall be applied in reduction of principal.

        (b)  From and after the date hereof until the date on which this Note is paid in full, Maker shall pay interest on the Principal Balance at a rate (herein called the "Note Rate") equal to the per annum rate of interest from time to time publicly announced by Bank of America as its Prime Rate minus one-half (1/2) of one percent per annum. The term "Prime Rate" as used herein means the rate of interest announced by Bank of America from time to time as its Prime Rate; provided, however, that Bank of America may lend to its customers at interest rates that are at, above or below its Prime Rate. The Note Rate shall adjust on each date any change in the Prime Rate of Bank of America is announced. In the event Bank of America ceases announcing a Prime Rate, Holder shall have the right to substitute a similar index using Holder's commercially reasonable business judgment. Interest on this Note shall be computed on a 360-day year comprised of twelve 30 day months, but shall be charged for the actual number of days principal is unpaid. The principal and interest hereto shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. In no event shall the interest rate exceed the legal rate of interest provided for under the laws of the State of Washington.

        (c)  On November 1, 2002, November 1, 2003, and November 1, 2004, Maker shall pay Holder a fee equal to three percent (3%) of the maximum permitted outstanding balance which Maker may borrow hereunder for the period commencing on said date, disregarding the fact that Maker may not have delivered fully executed guaranties from all "Guarantors" (described below). For example, on November 1, 2002, Maker shall pay Holder $86,701.11 (3% of $2,890,037.09), and on November 1, 2003, Maker shall pay Holder a maximum fee of $26,701.11 (3% of $890,037.09) or a lesser fee if Maker then elects that Maker will have a permitted outstanding balance on this Note at all times after November 1, 2003 which is less than $890,037.09.

        The purpose of the foregoing paragraph is to allow Maker, effective on each anniversary date of this Note, to voluntarily reduce the permitted maximum outstanding Principal Balance under this Note, i.e., the amount that Maker may borrow from Holder, thereafter.

        This Note may be prepaid in whole or in part at any time without payment of any prepayment penalty or premium.

        This Note evidences a revolving line of credit. Advances under this Note may be requested by Maker no more frequently than once per week and may be requested only in writing by a person whom Borrower has authorized in writing to request advances from Holder. Once an advance has been repaid, it may be borrowed again under this Note so long as such advance, together with the then outstanding Principal Balance, does not exceed the maximum permitted amount which may be borrowed under this Note. The following parties are presently authorized to request advances under this Note until the Holder receives from Borrower at the Holder's address shown above written notice of revocation of their authority: Anthony J. Gioia or Kris Galvin or such other representative of Maker as shall be designated in writing by Maker from time to time. The unpaid Principal Balance owing on this Note at any time may be evidenced by the Holder's internal records. The Holder shall have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any of the Loan Documents; (b) Borrower ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note; or (d) the Holder in good faith deems that a material adverse change has occurred in Maker's financial condition.

        This Note evidences a loan and is secured by a Security Agreement covering certain personal property therein described, together with any other security given to further secure this Note (collectively called the "Property" herein). This Note, the Security Agreement and any other instruments or documents evidencing, securing or relating to the loan evidenced by this Note are herein called the "Loan Documents". A $2,000,000 portion of this Note is also guaranteed, or to be guaranteed, by Marc Evanger and Heidi Evanger, husband and wife, Richard Padden and Laurie

Padden, husband and wife, Tom T. O'Keefe and Cathy O'Keefe, husband and wife, Kevin Fortun and Cheryl Fortun, husband and wife, George Hubman and Carolyn Hubman, husband and wife, Ron Neubauer and Linda Neubauer, husband and wife, Larry Hood and Ritchie Hood, husband and wife (the "Guarantors"). This $2,000,000 portion is hereafter referred to as the "Guaranteed Portion." To the extent Maker has not delivered fully executed guaranties to Holder from all of the foregoing Guarantors, the Guaranteed Portion of the permitted outstanding Principal Balance shall be reduced to seventy-five percent (75%) of the aggregate amount of the fully executed guaranties delivered to Holder. Once fully executed guaranties from all of the Guarantors have been delivered to Holder, the permitted outstanding Principal Balance relating to the Guaranteed Portion will thereafter be 100% of the Guaranteed Portion. Notwithstanding the foregoing, the Lease dated August 16, 1999 entered into between Maker and Holder, together with any and all amendments thereto, shall not be deemed to be a Loan Document.

        The following shall be an Event of Default hereunder:

          (1)  Maker fails to pay any installment of interest and/or principal when due hereunder; or

          (2)  Maker fails to pay, after the expiration of a three (3) day grace period, any monetary amount, other than installments of interest and/or principal for which there is no grace period, when due hereunder or when due under any of the other Loan Documents; or

          (3)  Any non-monetary default or breach by Maker under this Note or any of the other Loan Documents which is not cured within the applicable cure period, if any.

        Upon an Event of Default, Maker shall pay interest on the Principal Balance at a rate equal to eighteen percent (18%) per annum (herein called the "Default Rate") until such Event of Default is cured by Maker. Further, upon an Event of Default, the entire indebtedness represented hereby shall, at the option of the Holder of this Note, without notice and without any additional opportunity to cure, become immediately due and payable.

        For the purpose of protecting Holder's security, Maker agrees that any sale, conveyance or transfer of all or substantially all of the Property or substantially all of the shares of Maker without Holder's prior written consent shall be an Event of Default hereunder. Similarly, Maker shall not grant, sell, exchange, transfer, assign, lease or otherwise dispose (collectively, a "Disposition") of any of the Property unless (i) such asset or assets is immediately replaced with an asset or assets of equal or greater net book value, (ii) after such Disposition the aggregate net book value of the remaining Property, excluding goodwill, is equal to or greater than the aggregate net book value of the Property, excluding goodwill, on the date of this Note, or (iii) the net sales proceeds from the Disposition of such Property, after payment of ordinary, necessary and reasonable sales' costs and commissions, is paid to Lender to reduce the outstanding Principal Balance of this Note (and the permitted outstanding Principal Balance of this Note shall thereafter be correspondingly reduced). The foregoing shall not apply to (a) any sale of inventory or immaterial equipment in the ordinary course of business, and (b) a one-time encumbrance of assets in connection with an asset based secured financing obtained by Maker not to exceed $1,000,000 (as said amount may be increased under the terms and conditions set forth in Section 22.2 of the Security Agreement). Maker may repay and re-borrow under such asset based secured financing without such repaying and re-borrowing constituting more than a one-time encumbrance of assets.

        In the event an action is brought to enforce any of the terms or obligations under this Note, the prevailing party shall be entitled to recover all of its costs and expenses of such action, including reasonable attorneys' fees incurred by such prevailing party.

        Delay in exercising any of the Holder's rights or options hereunder shall not constitute a waiver thereof, and waiver of any right or option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default.

        The provisions of this Note shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

        This Note shall be construed according to the laws of the State of Washington.

        Time is of the essence of this Note and each and every term and provision hereof.

MAKER:	TULLY'S COFFEE CORPORATION, a Washington corporation
	By:	/s/ ANTHONY J. GIOIA
	Name:	Anthony J. Gioia
	Title:	President, CEO